Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Meryl L. Schreibstein
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces Completion of its September 2010 Stock Repurchase

Program and Authorizes a New $125 Million Stock Repurchase Program

San Francisco, CA, February 1, 2011 -- Williams-Sonoma, Inc. (NYSE: WSM) today announced that it has completed the $65 million stock repurchase program approved in September 2010 and that its Board of Directors has authorized a new $125 million stock repurchase program.

Adrian Bellamy, Chairman of the Board of Directors, commented, “Today, we are pleased to announce that our Board has authorized a new $125 million common stock repurchase program to follow the $65 million program that we just completed. This new $125 million stock repurchase program reflects the Board’s continuing objective to offset dilution from our equity compensation programs on an ongoing basis and to further return excess cash to shareholders. We anticipate completing this program by the end of our current fiscal year in January 2012. Including the two previous share repurchase programs that were completed in fiscal year 2010, the aggregate share repurchases authorized in the past nine months total $250 million.”

Laura Alber, President and Chief Executive Officer, remarked, “Our decision today to increase the amount of cash we are returning to shareholders has been based on the ongoing improvement we have seen in our performance over the past twelve months. As we have said before, we are confident in the cash-generating power of our multi-channel, multi-brand business model, and the significant growth in e-commerce in fiscal year 2010 has only enhanced our outlook for the future. As such, we believe this is an ideal time to further demonstrate our commitment to returning capital to our shareholders by authorizing this new stock repurchase program.”

This stock repurchase program authorizes the purchase of $125 million of the company’s common stock through open market and privately negotiated transactions, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability, and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice. As of November 28, 2010, there were 105,112,709 common shares outstanding.

Under the completed share repurchase program authorized by the Board of Directors in September 2010, a total of 1,945,501 shares of common stock were repurchased and retired at a weighted average cost of $33.41 per share and an aggregate cost of $65 million.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to: our stock repurchase program; the anticipated completion of the program by the end of our fiscal year; and our future outlook.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include changes in tax laws applicable to share repurchases; recent changes in general economic conditions, and the impact on consumer confidence and consumer spending; new interpretations of or changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; delays in store openings; competition from companies with concepts or products similar to ours; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management; our ability to manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in internet marketing, infrastructure and regulation; changes in consumer spending based on weather, political, competitive and other conditions beyond our control; delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; disruptions in the financial markets; our ability to control employment, occupancy and other operating costs; our ability to improve our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma (kitchen decor and cookware), Pottery Barn (home furnishings and duvet covers), Pottery Barn Kids (kid’s furniture and kid’s bedding), PBteen (teen bedding and teen furniture), West Elm (contemporary furniture and media storage) and Williams-Sonoma Home (luxury furniture and cashmere throws) – are marketed through 609 stores, seven direct mail catalogs and six e-commerce websites.

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